Gryphon Gold Enters Joint Venture Agreement
With New Dimension Resources in Western Nevada

May 13, 2008 – Gryphon Gold Corporation (GGN:TSX/GYPH:OTC.BB) is pleased to announce that its wholly owned subsidiary, Nevada Eagle Resources, has entered into a Joint Venture Agreement with New Dimension Resources Ltd. (NDR), whereby NDR may acquire up to a 65% interest in the East Walker Project which lies within the Walker Lane mineral belt of western Nevada and approximately 20 kilometers west of Gryphon Gold's Borealis property. The agreement is subject to regulatory approval.

The Joint Venture Agreement calls for payment of $10,000 and 75,000 common shares of NDR to Nevada Eagle Resources at the time of regulatory approval. NDR must perform $120,000 of qualifying exploration work during a two year period to earn a 51% interest in the property. A further 14% interest can be earned by NDR by completing an additional $250,000 in qualified exploration expenditures during a second two year period.

The East Walker claims overlie a linear zone of intensely altered and silicified volcanics measuring approximately 750 by 100 metres in size. The priority target area is projected under younger cover and remains open in three directions. In the 1980's work by others within the area of alteration identified anomalous gold. In the same area, seven three metre long chip samples taken by NDR returned values between 0.03 g/t and 1.50 g/t gold. Grab sampling conducted by Gryphon Gold within the reclaimed trenchs returned values between 0.42 g/t and 4.9 g/t gold. In addition, historic drilling north of the target zone in the 1980's reportedly encountered anomalous gold.

Gryphon Gold is a Nevada focused gold exploration company. Its principal gold resource, the 1.4 million (measured and indicated) and 1.1 million (inferred) ounce Borealis deposit, is located in the Walker Lane gold belt of western Nevada. The Borealis gold system is one of the largest known volcanic-hosted high-sulphidation gold-bearing mineralized systems in Nevada. Nevada Eagle Resources, a wholly owned subsidiary, has over 50 highly prospective gold properties located in desirable gold trends in Nevada.

ON BEHALF OF THE BOARD OF DIRECTORS OF GRYPHON GOLD CORPORATION

Tony Ker, CEO
Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com. For further information contact: Tony Ker, Chief Executive Officer, by phone: 604-261-2229, or email at tker@gryphongold.com.

Information contained in this press release is based on information provided to Gryphon Gold Corporation by New Dimension Resources Ltd.

The Borealis property is described in the technical report dated April 28, 2008 titled Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, U.S.A. and prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators. The technical report describes the exploration history, geology and style of gold mineralization at the Borealis property.

This press release was reviewed by Dr. R. Steininger of Gryphon Gold, a Qualified Person as defined by National Instrument 43-101 of the Canadian Securities Administrators. This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to resource estimates, projections, our planned exploration and drilling programs, expected results for the updated report for the Borealis property, timing of the heap-leach feasibility study and drilling results, the availability of future financing for exploration and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.

All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different. This press release uses the terms "measured," "indicated," and "inferred" "resources." We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. We do not undertake to update forward-looking statements.